MIDDLESEX WATER COMPANY REPORTS
FINANCIAL RESULTS FOR SECOND QUARTER

ISELIN, NJ, (August 4, 2011)   Middlesex Water Company (NASDAQ:MSEX) (“Middlesex” or the “Company”) today reported second quarter operating revenues of $26.1 million compared to $26.5 million for the same period in 2010.   Net income for the quarter decreased to $3.6 million from $4.4 million in the same quarter of 2010.  Earnings per basic and diluted share for the quarter were $0.23, compared with $0.31 per basic and diluted share, for the same period in 2010.  For the six months ended June 30, 2011, revenues were $50.1 million, as compared to $48.2 for the same period in 2010, and net income increased $0.3 million to $6.3 million, from $6.0 million for the same period in 2010.

Second Quarter Operating Results
Consolidated operating revenues for the three months ended June 30, 2011 decreased $0.4 million or 1.6%, from the same period in 2010.  Sales from temporary contracts with governmental entities in New Jersey and Delaware decreased $0.3 million, with the expiration of those temporary contracts. Demand for water from commercial and industrial customers in our Middlesex system increased in an apparent return to more normal usage patterns.  This was offset by a decrease in demand for water from our residential customers due to cooler, wetter weather in the second quarter of 2011.
Middlesex Water Company Chairman, President and CEO Dennis W. Doll said, “The increased consumption by our commercial and industrial customers is a welcome sign, perhaps signaling continued favorable local economic conditions for this class of customers.  The warm and dry weather conditions that we experienced in parts of July, which began in the latter part of the second quarter, are expected to have a favorable impact on operating revenues in the third quarter.”   Mr. Doll further noted, “In addition to the effect on earnings per share of the decrease in net income, earnings per share also decreased from a higher average number of shares outstanding in 2011, due to the Company’s public offering of 1.9 million shares of common stock in June 2010.”
Operation and maintenance expenses for the three months ended June 30, 2011 increased $0.5 million from the same period in 2010. This was attributable to increased labor costs and employee healthcare and post retirement benefits plan expenses.

Six Month Operating Results
Consolidated operating revenues for the six months ended June 30, 2011 increased $1.9 million from the same period in 2010.  Most of this increase was due to higher revenues in our Middlesex system, which increased $1.7 million, primarily due to an increase in base rates of 13.5% that went into effect in March 2010.  Operation and maintenance expenses increased $0.9 million from the same period in 2010. This was attributable to increased labor costs and increased employee health care costs and postretirement benefit plan expenses.
For the six months ended June 30, 2011, basic and diluted earnings per share decreased to $0.40, as compared to $0.43 and $0.42, respectively, for the same period in 2010. Even though net income increased in 2011 compared to 2010, earnings per share decreased from a higher average number of shares outstanding in 2011 due to the Company’s public offering of 1.9 million shares of common stock in June 2010.

Company Quarterly Dividend
The Company’s Board of Directors declared a quarterly cash dividend of $0.1825 per share, payable September 1, 2011 to common shareholders as of August 15, 2011.  The Company has paid cash dividends in varying amounts continually since 1912.  Middlesex Water has a Dividend Reinvestment Plan under which dividends and optional cash payments can be used to purchase additional shares of Common stock.

About Middlesex Water Company
Middlesex Water Company is a provider of water, wastewater and related services, primarily in New Jersey and Delaware.   Organized in 1897, the Company provides regulated and unregulated water and wastewater utility services through various subsidiary companies. For additional information regarding Middlesex Water Company, visit the Company’s Web site at www.middlesexwater.com or call (732) 634-1500.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others,  our long-term strategy and expectations, the status of our acquisition program, the impact of our acquisitions, the impact of current and projected rate requests and the impact of our capital program on our environmental compliance. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: general economic business conditions, unfavorable weather conditions, the success of certain cost  containment initiatives, changes in regulations or regulatory treatment, availability and the cost of capital, the success of growth initiatives and other factors discussed in our filings with the Securities and Exchange Commission.

Contact:
Bernadette Sohler, Vice President – Corporate Affairs
Middlesex Water Company
1500 Ronson Road
Iselin, New Jersey   08830
www.middlesexwater.com
(732) 638-7549

MIDDLESEX WATER COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating Revenues	$26,102	$26,538	$50,098	$48,184

Operating Expenses:
Operations and Maintenance	14,062	13,576	28,093	27,170
Depreciation	2,417	2,236	4,829	4,439
Other Taxes	2,885	2,832	5,670	5,391

Total Operating Expenses	19,364	18,644	38,592	37,000

Operating Income	6,738	7,894	11,506	11,184

Other Income (Expense):
Allowance for Funds Used During Construction	197	348	391	642
Other Income	202	189	359	360
Other Expense	(111)	(33)	(160)	(53)

Total Other Income, net	288	504	590	949

Interest Charges	1,714	1,882	2,928	3,306

Income before Income Taxes	5,312	6,516	9,168	8,827

Income Taxes	1,687	2,092	2,913	2,843

Net Income	3,625	4,424	6,255	5,984

Preferred Stock Dividend Requirements	51	52	103	104

Earnings Applicable to Common Stock	$3,574	$4,372	$6,152	$5,880

Earnings per share of Common Stock:
Basic	$0.23	$0.31	$0.40	$0.43
Diluted	$0.23	$0.31	$0.40	$0.42

Average Number of
Common Shares Outstanding :
Basic	15,598	13,972	15,587	13,756
Diluted	15,861	14,235	15,850	14,019

Cash Dividends Paid per Common Share	$0.1825	$0.1800	$0.3650	$0.3600